EXHIBIT 99.1

American Science and Engineering, Inc. Reports Results for

Second Quarter Fiscal Year 2013 and Declares a Quarterly Dividend

•                  Backlog up 19% over last quarter

•                  Year-to-date bookings up 21% from same period last year

•                  Book-to-bill this quarter is 1.72

BILLERICA, Mass. — November 5, 2012 — American Science and Engineering, Inc. (NASDAQ: ASEI) (“AS&E”), a leading worldwide supplier of innovative X-ray detection solutions, today reports its financial results for the second quarter of fiscal year 2013 ended September 30, 2012. The Company is reporting revenues of $46,253,000 as compared with revenues of $54,778,000 for the second quarter of fiscal year 2012, net income of $6,399,000 as compared with net income of $6,851,000 for the second quarter of fiscal year 2012, and earnings per share of $0.76 as compared with earnings per share of $0.74 for the second quarter of fiscal year 2012.

For the first six months of fiscal year 2013 ended September 30, 2012, the Company reported revenues of $93,597,000 compared with revenues of $105,881,000 for the same period in the prior fiscal year, net income of $10,601,000 compared with net income of $12,544,000 for the same period in the prior fiscal year, and earnings per share of $1.22 compared with earnings per share of $1.35 for the prior fiscal year.

The Company is reporting $81,662,000 in bookings for the second quarter of fiscal year 2013 as compared with $93,463,000 in bookings for the second quarter of the prior fiscal year. For the first half of fiscal year 2013 the Company reported bookings of $123,296,000 as compared with bookings of $101,804,000 for the same period of the prior fiscal year. Backlog at September 30, 2012 was $222,270,000 as compared with $211,151,000 at September 30, 2011.

“We are pleased with our continued progress this quarter, exhibited by our increase in both sequential bookings and backlog — due in part to steady orders from our cargo and service areas,” commented Anthony Fabiano, AS&E’s President and CEO. “Another highlight of the quarter was the $245 million IDIQ contract from the Transportation Security Administration (TSA) for our SmartCheck® next generation of Advanced Imaging Technology. As part of this contract, AS&E received its first delivery order for three systems to be tested at TSA facilities. AS&E was also awarded U.S. Department of State Small Business Prime Contractor of the Year. We are proud to be the recipient of this award for our significant support of the Merida Initiative in enabling the detection of contraband and other illegal items at the U.S.-Mexico border.”

Continuing with its dividend program started in August 2007, the Company is declaring a quarterly cash dividend of $0.50 per share, payable on December 3, 2012 to the holders of record at the close of business on November 19, 2012.

As previously announced, Anthony Fabiano, AS&E’s President and Chief Executive Officer, and Ken Galaznik, AS&E’s Senior Vice President, Chief Financial Officer and Treasurer, will host the conference call on Monday, November 5, 2012 at 9:30 a.m. ET to discuss the results and respond to questions. To participate in the conference call, please dial 1-877-303-9143 at least 10 minutes prior to its starting time. For international participants, dial 1-760-536-5194. You will be placed on hold until the conference call is ready to begin.  This call is being webcast and can be accessed through the investor relations section at http://ir.as-e.com/eventdetail.cfm?eventid=120623.

An audio replay of the teleconference will be available, in its entirety, starting Monday, November 5, 2012 at 12:00 p.m. ET for a 48-hour period by dialing 1-855-859-2056. Internationally, please dial 1-404-537-3406. The conference identification number is 55329734. The replay will also be available at http://ir.as-e.com/events.cfm.

About AS&E

American Science and Engineering, Inc. (AS&E) is a leading worldwide supplier of innovative X-ray inspection systems. With over 50 years of experience in developing advanced X-ray security systems, the Company’s product line utilizes a combination of technologies, including patented Z Backscatter™ technology, Radioactive Threat Detection (RTD), high energy transmission and dual energy transmission X-ray. These technologies offer superior X-ray threat detection for plastic explosives, plastic weapons, liquid explosives, dirty bombs and nuclear devices. AS&E’s complete range of products include cargo inspection systems for port and border security, baggage screening systems for facility and aviation security, and personnel and passenger screening systems. AS&E® systems protect high-threat facilities and help combat terrorism, trade fraud, drug smuggling, weapon smuggling, illegal immigration, and people smuggling. AS&E customers include leading government agencies, border authorities, military bases, airports and corporations worldwide, including the U.S. Department of Homeland Security (DHS), U.S. Department of Defense (DoD), U.S. Customs and Border Protection (CBP), North Atlantic Treaty Organization (NATO), UK Border Agency (UKBA), Hong Kong Customs, Abu Dhabi Customs, and Saudi Arabia Customs. For more information on AS&E products and technologies, please visit www.as-e.com.

Investor Relations Contact:

Annemarie Sadowski

American Science and Engineering, Inc.

asadowski@as-e.com

1-978-262-8828

Safe Harbor Statement: The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws.  AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions, delays or cancellations (in full or in part) in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; limitations under certain laws on the Company’s ability to protect its own intellectual property; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth; technical problems and other delays that could impact new product development and the Company’s ability to adapt to changes in technology and customer requirements; competitive pressures; lengthy sales cycles both in United States government procurement and procurement abroad;  future delays in federal funding, the market price of the company’s stock prevailing from time to time, the nature of other investment opportunities presented to the company from time to time,  the company’s cash flows from operations and market and general economic conditions. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time. Readers are further advised to review the “Risk Factors” set forth in the Company’s most recent Form 10-Q and Form 10-K,  which further detail and supplement the factors described in this Safe Harbor Statement.  Among other disclosures, the Risk Factors disclose risks pertaining to that portion of the Company’s business that is dependent on United States government contracting as well as international customers.

AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended		Fiscal Year Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Total net sales and contract revenues	$46,253	$54,778	$93,597	$105,881

Total cost of sales and contracts	25,256	29,657	51,127	56,858
Gross profit	20,997	25,121	42,470	49,023

Expenses:
Selling, general and administrative expenses	4,895	8,379	12,893	17,637
Research and development costs	6,505	6,537	13,620	12,614
Total operating expenses	11,400	14,916	26,513	30,251

Operating income	9,597	10,205	15,957	18,772
Interest and other, net	98	175	105	234
Income before provision for income taxes	9,695	10,380	16,062	19,006
Provision for income taxes	3,296	3,529	5,461	6,462

Net income	$6,399	$6,851	$10,601	$12,544

Income per share - Basic	$0.77	$0.75	$1.23	$1.37
Income per share - Diluted	$0.76	$0.74	$1.22	$1.35

Weighted average shares - Basic	8,364	9,148	8,609	9,170
Weighted average shares - Diluted	8,418	9,232	8,662	9,285

The results of operations reported herein may not be indicative of future financial conditions or results of future operations.

AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2012	March 31, 2012
Assets
Current assets:
Cash and cash equivalents	$35,544	$24,369
Restricted cash and investments	13,986	11,707
Short-term investments, at fair value	126,174	170,834
Accounts receivable, net	27,696	25,439
Unbilled costs and fees	2,840	3,206
Inventories, net	47,329	48,179
Other current assets	12,572	13,715
Total current assets	266,141	297,449

Non-current assets:
Building, equipment and leasehold improvements, net	17,471	17,998
Restricted cash and investments	3,252	4,183
Other assets	5,765	5,235
Total assets	$292,629	$324,865

Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable	$6,564	$7,461
Customer deposits	21,340	15,031
Deferred revenue	11,257	16,731
Other current liabilities	19,257	19,420
Total current liabilities	58,418	58,643

Non-current liabilities:
Lease financing liability	3,661	4,403
Other non-current liabilities	4,549	3,013
Total liabilities	66,628	66,059

Stockholders’ equity	226,001	258,806
Total liabilities and stockholders’ equity	$292,629	$324,865

AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Six Months Ended
	September 30, 2012	September 30, 2011
Cash flows from operating activities:
Net income	$10,601	$12,544
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,535	2,924
Provisions for contracts, inventory and accounts receivable reserves	1,223	1,264
Amortization of bond premium	1,486	1,212
Deferred income taxes	—	1,170
Other	(1)	(24)
Stock compensation (credit) expense	(104)	1,204

Changes in assets and liabilities:
Accounts receivable	(2,404)	3,059
Unbilled costs and fees	366	6,800
Inventories	(226)	(2,050)
Prepaid expenses and other assets	613	(2,845)
Accounts payable	(897)	(1,580)
Accrued income taxes	991	(1,517)
Customer deposits	6,309	9,264
Deferred revenue	(3,934)	2,425
Accrued expenses and other liabilities	(1,233)	(8,435)
Net cash provided by operating activities	15,325	25,415

Cash flows from investing activities:
Purchases of short-term investments	(53,362)	(148,921)
Proceeds from sales and maturities of short-term investments	96,540	95,518
Purchases of property and equipment, net	(2,007)	(2,980)
Net cash provided by (used for) investing activities	41,171	(56,383)

Cash flows from financing activities:
(Increase) decrease in restricted cash and investments	(1,348)	14,939
Proceeds from exercise of stock options	282	2,835
Repurchase of shares of common stock	(34,967)	(15,923)
Repayment of leasehold financing liability	(667)	(659)
Payment of common stock dividend	(8,621)	(5,505)
Reduction of income taxes paid due to the tax benefit from employee stock option expense	—	131
Net cash used for financing activities	(45,321)	(4,182)

Net decrease in cash and cash equivalents	11,175	(35,150)
Cash and cash equivalents at beginning of period	24,369	60,144
Cash and cash equivalents at end of period	$35,544	$24,994

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